Exhibit 10.2

PINNACLE FINANCIAL PARTNERS, INC.

2016 RESTRICTED STOCK AWARD AGREEMENT

Avenue Leadership

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), and                      (the “Grantee”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Pinnacle Financial Partners, Inc. 2014 Equity Incentive Plan, as amended (the “Plan”).

Section 1. Restricted Stock Award. The Grantee is hereby granted the right to receive          shares (the “Restricted Stock”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), subject to the terms and conditions of this Agreement and the Plan.

Section 2. Lapse of Restrictions. (a) Subject to Sections 5 and 8 hereof, the restrictions associated with the shares of Restricted Stock granted pursuant to Section 1 hereof shall lapse at such times (each, a “Vesting Date”) and in the amounts set forth below based on the Company achieving levels of Return on Average Tangible Assets (“ROATA”) as described in more detail in Exhibit A for each of the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019 (each such period a “Performance Period”) established by the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company not later than the last day of the first 25% of the applicable Performance Period:

(i) the restrictions with respect to up to          shares of Restricted Stock granted hereunder shall lapse on the date that the Company’s independent auditors issue their report on the Company’s financial statements for the fiscal year ending December 31, 2017, with the actual number of shares for which the forfeiture restrictions shall lapse being based on the Company’s actual ROATA (calculated in accordance with Exhibit A) for that Performance Period in relation to the levels of ROATA established by the Compensation Committee for that Performance Period and provided further that the Company’s Nonperforming Asset Ratio (as described in Exhibit A) is less than or equal to [        ]% as of December 31, 2017 (collectively, the ROATA and the Nonperforming Asset Ratio comprise the “2017 Performance Measurements”);

(ii) the restrictions with respect to up to          shares of Restricted Stock granted hereunder shall lapse on the date that the Company’s independent auditors issue their report on the Company’s financial statements for the fiscal year ending December 31, 2018, with the actual number of shares for which the forfeiture restrictions shall lapse being based on the Company’s actual ROATA (calculated in accordance with Exhibit A) for that Performance Period in relation to the levels of ROATA established by the Compensation Committee for that Performance Period and provided further that the Company’s Nonperforming Asset Ratio (as described in Exhibit A) is less than or equal to [        ]% as of December 31, 2018 (collectively, the ROATA and the Nonperforming Asset Ratio comprise the “2018 Performance Measurements”); and

(iii) the restrictions with respect to up to          shares of Restricted Stock granted hereunder shall lapse on the date that the Company’s independent auditors issue their report on the Company’s financial statements for the fiscal year ending December 31, 2019, with the actual number of shares for which the forfeiture restrictions shall lapse being based on the Company’s actual ROATA (calculated in accordance with Exhibit A) for that Performance Period in relation to the levels of ROATA established by the Compensation Committee for that Performance Period and provided further that the Company’s Nonperforming Asset Ratio (as described in Exhibit A) is less than or equal to [        ]% as of December 31, 2019 (collectively, the ROATA and the Nonperforming Asset Ratio comprise the “2017 Performance Measurements” and together with the 2016 Performance Measurements and the 2017 Performance Measurements, the “Performance Measurements”).

(c) Any shares of Restricted Stock for which the Performance Measurements identified above are not met shall be immediately forfeited and the Grantee shall have no further rights with respect to such shares of Restricted Stock.

(e) In the event that the Compensation Committee determines that an event has occurred during any fiscal year which has impacted the Company’s Performance Measurements for such fiscal year, the Compensation Committee shall have the right, in its sole and absolute discretion, to increase or decrease the Performance Measurements to reflect such event for purposes of calculating the vesting of shares of Restricted Stock under this Section 2 for such fiscal year and for any or all future fiscal years; provided, however, that the Compensation Committee shall not make such changes as would cause the award hereunder to be in violation of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Section 3. Distribution of Restricted Stock. Certificates representing the shares of Restricted Stock that have vested under Section 2 will be distributed to the Grantee as soon as practicable after each Vesting Date.

Section 4 Voting Rights and Dividends. Prior to the distribution of unrestricted shares pursuant to Section 3, certificates representing shares of the Restricted Stock issued pursuant to this Agreement will be held by the Company or such other person as the Company may designate (the “Custodian”) in the name of the Grantee. The Custodian will take such action as is necessary and appropriate to enable the Grantee to vote the Restricted Stock. All dividends (whether paid in cash, shares of Common Stock or other property) paid by the Company prior to the Vesting Date with respect to any shares of Restricted Stock granted hereunder shall be paid to the Custodian to be held in escrow for the benefit of the Grantee, and shall not be remitted to the Grantee until such time as the forfeiture restrictions with respect to the shares of the Restricted Stock on which such dividends were paid lapse in accordance with Sections 2(a)(i), (a)(ii) or (a)(iii), as applicable, of this Agreement. Stock dividends issued with respect to the shares of the Restricted Stock prior to the Vesting Date for such shares of Restricted Stock shall be treated as additional shares of the Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock on which such dividends were paid. Notwithstanding the foregoing, no dividend rights shall inure to the Grantee with respect to shares of Restricted Stock that are forfeited pursuant to Section 1(c) of this Agreement and any dividends or other distributions previously paid on shares of Restricted Stock prior to the forfeiture thereof shall be forfeited by the Grantee and promptly remitted to the Company by the Custodian.

Section 5. Termination/Change of Status. In the event that the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) terminates for any reason, other than death, Disability or Retirement, all shares of Restricted Stock for which the forfeiture restrictions have not lapsed prior to the termination of the Grantee’s employment (including, after giving effect to any pro rata lapsing of the forfeiture restrictions as provided for in the penultimate and final sentences of this Section 5) shall be immediately forfeited and the Grantee shall have no further rights with respect to such shares of Restricted Stock. Moreover, in the event that the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) terminates for any reason other than death, Disability or Retirement, the Company will recoup, recover, and recapture from the Grantee any dividends previously paid, or declared but not yet paid, on any shares of Restricted Stock for which the forfeiture restrictions had not yet lapsed (including, after giving effect to any pro rata lapsing of the forfeiture restrictions as provided for in the penultimate and final sentences of this Section 5) prior to the termination of the Grantee’s employment and the Company shall be entitled to set off (out of amounts otherwise payable or paid to the Grantee by the Company or any Subsidiary or Affiliate thereof) or otherwise require the Grantee or the Custodian to repay to the Company the amount of any such dividends. In the event that the Grantee’s employment terminates by reason of death or Disability all Restricted Stock shall be deemed vested as of the date that the Grantee dies or the Company determines that the Grantee was disabled and, the restrictions under the Plan and this Agreement with respect to the Restricted Stock shall automatically expire and shall be of no further force or effect as of such date. In the event that the Grantee’s employment by the Company (or any Subsidiary or Affiliate of the Company) terminates by reason of Retirement, with the prior approval of the Committee, or its designee, (which may be withheld in its absolute discretion), the forfeiture restrictions with respect to that portion of the Grantee’s shares of Restricted Stock that would have vested for the Performance Period in which the Grantee’s Retirement occurred but for the fact that the Grantee was not employed for the entire Performance Period shall lapse as of the date described in Section 2(a)(i), (a)(ii) or (a)(iii), as applicable, and such shares shall be deemed vested in an amount equal to the product of (i) the number of shares of Restricted Stock granted under this Agreement for the Performance Period in which the Grantee’s employment terminates by reason of Retirement that would have vested based on the Company’s actual performance for the Performance Period and (ii) the quotient, expressed as a percentage, resulting from dividing (A) the number of days that have lapsed as of the Grantee’s date of Retirement from the first day of the applicable Performance Period and (B) 365, and, the Grantee shall be entitled to receive in settlement of such Restricted Stock a like number of shares of the Company’s Common Stock. Any remaining unvested Restricted Stock (and any related dividends held by the Custodian or previously paid to the Grantee) will be immediately forfeited in accordance with this Section 5.

Section 6. No Transfer or Pledge of Restricted Stock. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the date the forfeiture restrictions with respect to such shares have lapsed, if at all, on the Vesting Date applicable to such shares.

Section 7. Withholding of Taxes. If the Grantee makes an election under section 83(b) of the Code with respect to the shares of Restricted Stock granted hereunder, the award made pursuant to this Agreement shall be conditioned upon the Grantee making prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the award granted hereunder null and void ab initio and the Restricted Stock granted hereunder will be immediately cancelled. If the Grantee does not make an election under section 83(b) of the Code with respect to the award of Restricted Stock granted under this Agreement, upon a Vesting Date with respect to any portion of the Restricted Stock (or property distributed with respect thereto), the Company shall cancel such shares of the Restricted Stock (or withhold property) having an aggregate Fair Market Value, on the date next preceding the Vesting Date, in an amount required to satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer`s minimum statutory withholding with respect to the Grantee. The Company shall deduct from any distribution of cash (whether or not related to the award of Restricted Stock granted under this Agreement including, without limitation, salary payments) to the Grantee an amount as shall be reasonably required to satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer`s minimum statutory withholding with respect to the Grantee pertaining to cash payments under the award of Restricted Stock granted under this Agreement (including any cash dividends made in respect of the shares of Restricted Stock subject to this award).

Section 8. Change in Control. In the event that a Change in Control (as defined in the Plan) occurs prior to the lapsing of the forfeiture restrictions with respect to any portion of the shares of Restricted Stock awarded hereunder, the Compensation Committee, prior to consummation of such Change in Control, shall determine, based on the Company’s actual performance in respect of the Performance Measurements for the period from the date of this Agreement through the date the Compensation Committee makes such determination, the number of shares of Restricted Stock for which the forfeiture restrictions would be expected to lapse for the Performance Periods that are not yet completed at such time as the Compensation Committee makes its determination and the forfeiture restrictions with respect to such number of shares of Restricted Stock shall, immediately prior to the consummation of such Change in Control, lapse without regard to whether the Performance Measurements with respect to such shares of Restricted Stock will thereafter be achieved.

Section 9. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary or Affiliate of the Company), and the Company (or any Subsidiary or Affiliate of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan or this Agreement.

Section 10. Stock Subject to Award. In the event that the shares of Common Stock of the Company should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of shares of Restricted Stock that have been awarded to Grantee shall be adjusted in an equitable and proportionate manner to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

Section 11. Stock Power. Concurrently with the execution of this Agreement, the Grantee shall deliver to the Company a stock power, endorsed in blank, relating to the shares of Restricted Stock. Such stock power shall be in the form attached hereto as Exhibit B.

Section 12. Legend. Each certificate representing shares of the Restricted Stock shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE PINNACLE FINANCIAL PARTNERS, INC. 2014 EQUITY INCENTIVE PLAN, AS AMENDED (THE “PLAN”) AND THE RESTRICTED STOCK AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED STOCK REPRESENTED HEREBY AND PINNACLE FINANCIAL PARTNERS, INC. (THE “COMPANY”). THE RELEASE OF SUCH STOCK FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

Section 13. Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 14. Miscellaneous.

14.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Stock and the shares of the Company’s Common Stock that may be issued pursuant to this Agreement, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Stock or the shares of the Company’s Common Stock that may be issued pursuant to this Agreement, either orally or in writing, that are not included in this Agreement or the Plan.

14.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

14.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

14.4 Compliance With Laws and Regulations. The award of Restricted Stock (and, if issued in settlement of Restricted Stock, shares of the Company’s Common Stock) evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any governmental or regulatory agency as may be required.

14.5 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company, and, if to the Grantee, to the Grantee’s last known address provided by the Grantee to the Company.

14.6 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee’s rights under this Agreement and such change is not to the Grantee’s benefit.

14.7 Successors and Assignment. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors, and assigns. However, the Restricted Stock may not be assigned or transferred except as otherwise set forth in this Agreement or the Plan.

14.8 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.

[Signature page to follow.]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of July         , 2016.

PINNACLE FINANCIAL PARTNERS, INC.:

By:
Name:	Hugh M. Queener
Title:	Chief Administrative Officer and Corporate Secretary

GRANTEE:

By:
Name:

EXHIBIT A

Performance Measurements

The Performance Measurements shall be established by the Compensation Committee and once established shall thereafter be communicated to the Grantee. The Performance Measurements shall consist of the Company’s Return on Average Tangible Assets for each Performance Period and the Company’s NPA Ratio as of the last day of each Performance Period.

Return on Average Tangible Assets. For purposes of this Exhibit A, “Return on Average Tangible Assets” means the quotient, expressed as a percentage rounded to two decimal points, of (I) the Company’s net income for the applicable Performance Period as reported in the Company’s Annual Report on Form 10-K for the applicable Performance Period divided by (II) the Company’s average tangible assets for the applicable Performance Period as reflected in the Company’s Annual Report on Form 10-K for the applicable Performance Period, as adjusted to eliminate the effects of the following: (a) gains or losses on the sale of a business or a business segment, (b) gains or losses on the extinguishment of debt or the sale of investment securities, (c) asset or investment impairment charges (other than those related to the Company’s loan portfolio in the ordinary course of business), (d) restructuring charges, (e) changes in law or accounting principles, and (f) any other expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the Performance Period, in each case as determined in good faith by the Compensation Committee. Moreover, and without limiting the foregoing, Return on Average Tangible Assets shall be adjusted to exclude the effects of any costs or expenses associated with any merger or acquisition affecting the Company or any of its Subsidiaries or any other corporate transaction affecting the shares of the Company’s Common Stock as described in Section 4.2 of the Plan.

NPA Ratio. The Nonperforming Assets Ratio (the “NPA Ratio”) for the Company shall be the quotient resulting from dividing the sum of the unpaid principal balance of nonaccrual loans and other real estate by the sum of total loans and other real estate in each case as reported on the Company’s Annual Report on Form 10-K for the applicable Performance Period. When calculating the NPA Ratio for purposes of the Agreement, in the event that the Company or a subsidiary of the Company acquires a finance company, financial institution or a holding company of a financial institution or a branch office thereof, by way of merger or otherwise, or in the event the Company or a subsidiary of the Company shall acquire in an arms-length purchase from a third party any low-quality asset, such acquired non-performing assets or purchased low-quality assets shall be excluded from the calculation.

EXHIBIT B

Stock Power

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Pinnacle Financial Partners, Inc. (the “Company”),                      shares of the Company`s common stock represented by Certificate No.         . The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture of any shares issued under the Restricted Stock Agreement dated                     , 2015 between the Company and the undersigned.

Dated:                     ,